Exhibit 10.24

“Travelzoo Japan K.K.”

and

“Sharry Sun”
___________________________________

SERVICE AGREEMENT

___________________________________

1.CONTENTS

Clause    Subject    Page No.

1     Interpretation    3
2     Appointment    5

3     Duties    5

4	Remuneration and Expenses 6

5	Other Benefits 7

6	Sick Leave Entitlement 8

7	Annual Leave Entitlement 8

8	Confidentiality 8

9	Restrictions during Employment 9

10	Termination 10

11	Restrictions after Employment 12

12	Notices 14

13	Entire Agreement 14

14	Prior Agreements 14

15	Proper Law and Forum 15

16	Process Agent 15

THIS AGREEMENT is dated March 16th, 2018

BETWEEN:

(1)	Travelzoo Japan K.K., Buneido Building 5th Floor, 17 Iwato-cho, Shinjuku-ku, Tokyo 162-0832, Japan (the Company) and

(2) Sharry Sun, Minato-Ku, Roppongi 3-3-23, Roppongi Green Terrance Room 301 Tokyo, Japan. Postal code: 106-0032 (the Employee).

RECITAL:
The Company has agreed to employ the Employee and the Employee has agreed to serve the Company as an employee of the Company on the terms and conditions set out below.

NOW IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following expressions shall bear the following meanings:

"this Agreement"	;
"Appointment"	the employment of the Employee pursuant to this Agreement;
"Company"	Travelzoo
"Business"	the business presently or in the future carried on by the Company, including but not limited to the publishing of travel and entertainment offers;
"Commencement Date"	on May 14th, 2018 or such other date as the Employee agrees with the Company in writing;

"Confidential Information"
any information of, developed, used or applied or which may be developed, used or applied by the Company or any Group Company in relation to the Business, or which the Company or any Group Company has obtained from any third party on terms that restrict its disclosure or use, other confidential technical information, any of the trade secrets, clients’ lists, accounts, financial or trading information or other confidential or personal information which the Employee may receive or obtain in relation to the business, finances, dealings or affairs of the Company or any Group Company, including any information regarding the products, services, research programme, projects or other technical data, know-how or specifications, whether in human or machine readable form, and whether stored electronically or otherwise, or the finances, proposals, contractual arrangements, principals, joint venture partners, contracting parties, employees or agents of the Company or any Group Company;

"Documents"	documents, disks, memory, notebooks, tapes or any other medium on which information (whether confidential or otherwise) may from time to time be referred to, written or recorded;
"Group"
the Company and any company which is an  “Associated Company”༈Kankei Kaisha༉ of the Company as defined in Item 8 of Article 8 of the Regulation on the Terminology, Forms, and Preparation Methods of Financial Statements;

"Group Company"	any company within the Group;
"Month"	calendar month;
"Performance Bonus"	;
"Restricted Period"	the period of 12 months from the Termination Date;
"Salary"	the salary payable to the Employee pursuant to Clause 4.1;
"Term"	;

"U.S." “Termination Date”
United States of America;
On May 14th, 2020 or such other date as the Employee agrees with the Company in writing or the date of termination of the Employee's employment pursuant to Clause 10; and this employment agreement can be renewed. Whether this Employment Agreement is renewed or not will be decided on the basis of the volume of your work at the end of the period of your employment, your work performance, your work attitude, your ability, business conditions of the Company, progress of your business and any other things.

"Working Days"	Monday to Friday except where such day falls on a public holiday.

1.2	In this Agreement:

1.2.1	References to Clauses and Sub-Clauses are respectively to clauses and sub-clauses in this Agreement;

1.2.2	reference to any regulation or other statutory provision include reference to such regulation or provision as may be modified, consolidated or re-enacted from time to time;

1.2.3
unless the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting gender include both genders and the neuter and words denoting a person include a corporation, sole proprietorship, firm, joint venture or syndicate and, in each case, vice versa; and

1.2.4
the rule known as ejusdem generis shall not apply, so that words and phrases in general terms following or followed by specific examples shall be construed in the widest possible sense and shall not be construed as limited or related to the examples given.

1.3	The headings in this Agreement are for ease of reference only and do not form part of the Agreement.

2.	APPOINTMENT

2.1	Subject to the terms set out in this Agreement, the Company appoints the Employee and the Employee accepts their employment as an employee of the Company described in Clause 3.
Employment shall commence on the Commencement Date, subject to a probation period of six months. This probationary period does not affect any qualifying period as set out by law. During this period your performance and suitability for the position will be assessed. Subject to the results of this assessment at the conclusion of the probationary period, a decision will be reached as to whether your probation has been completed successfully. If your performance has been successful during your probation period, your employment shall continue unless terminated by the Company pursuant to Clause 10.2 or terminated by the parties hereto pursuant to Clause 10.1.

2.2	After the first month of employment, your employment may be terminated by the Company giving to the Employee thirty (30) days’ notice or payment in lieu of notice.

3.	DUTIES

3.1	The Employee shall during the Term:
serve the Company in their capacity as Global Head of Brand, reporting to the Global CEO, Holger Bartel or such other person as directed from time to time with such responsibilities and duties, as the Company may direct.

3.1.1
devote the whole of their working time, attention and abilities during normal business hours and such additional hours as may reasonably be required to administer the duties associated with their position; and

3.1.2
use their best endeavours to promote and protect the interests of the Company and shall at all times keep the Company promptly and fully informed of all matters relating to or in connection with the performance and exercise of their duties under the Agreement.

3.2	The Employee shall work in Japan or any other part of the world which the Company may require for the proper performance and exercise of their duties under this Agreement.

3.3
The normal business hours of the Company are 9:00 a.m. to 6:00 p.m., with one hour's break for lunch between 12:30 p.m. and 1:30 p.m., Monday to Friday. These working hours are adjustable to meet the requirements of both clients and the Company. However, the Employee shall be required to work such hours as are reasonably necessary to properly fulfil their duties under this Agreement. No additional remuneration or compensation will be provided for additional hours worked. As the Global Head of Brand, you may be required from time to time for business reasons to perform work outside of your normal working hours. You acknowledge that your base salary covers all aspects of your employment and has been established taking into account this need for overtime or additional work of thirty (30) hours per month and that unless the amount of the actual overtime allowance of a month exceeds the amount of the overtime allowance for thirty (30) hours, you shall not have the right to claim any additional compensation or time off for such overtime or additional work.

4.	REMUNERATION AND EXPENSES

4.1
As remuneration for the services, the Employee shall be entitled to a salary at the rate of JPY 22,192,000 equivalent to USD 200,000 (1 USD = 110.96 JPY). The Salary shall accrue from day to day and be payable by equal monthly instalments in arrears on or before the 31st day of each month, provided that if the employment terminates on a date before the end of a month, the Salary for that month shall be in proportion to the number of days for which the Employee was employed that month.

4.2
The Employee hereby authorises the Company to deduct from any remuneration accrued and due to them under the terms of this Agreement (whether or not actually paid during the Appointment) or from any pay in lieu of notice:

4.2.1	any overpayment of salary or expenses or payment made to the Employee by mistake or through any misrepresentation; and

4.2.2	any undisputed debt presently payable by the Employee to the Company or any Group Company.

4.3
The Company shall repay to the Employee all reasonable travelling, hotel and other expenses properly incurred by the Employee in connection with the performance of the duties of the Employee under this Agreement, subject to the approval of the Company should be required and the Employee having delivered to the Company vouchers or evidence of payment of such expenses as the Company may from time to time require.

5.	OTHER BENEFITS

5.1
In addition to the Salary, the Employee shall be eligible for a Quarterly Performance Bonus plan of up to JPY 5,548,000 equivalent to USD 50,000 per calendar quarter based upon criteria set by the Company:

Criteria	Amount
Global revenue target for the quarter is met per the official global annual operating budget	If the actual revenues are 100% or more of the global revenue target, the bonus is JPY 1,387,000 equivalent to USD 12,500
Global operating income target for the quarter is met per the official global annual operating budget	If the global operating income is 100% or more, the bonus is JPY 1,387,000 equivalent to USD 12,500
Global members target as defined in the Company’s official global annual operating budget for the quarter is met	If the actual global new members target is met, the bonus is JPY 1,387,000 equivalent to USD 12,500
At discretion of CEO or such other person designated by the Company	Up to JPY 1,387,000 equivalent to USD 12,500
Total maximum performance bonus per quarter	Up to JPY 5,548,000 equivalent to USD 50,000

5.2	The Employee is guaranteed at least 50% of the Performance Bonus to be awarded during the first four quarters of employment.

5.3
The Performance Bonus will be paid less statutory deductions, if any, within 60 days after the end of each calendar quarter, provided that the Employee shall not be entitled to the Performance Bonus for a particular calendar quarter or any part thereof if the Employee's employment is terminated by the Employee pursuant to Clause 10 on or before the payment date of the Performance Bonus for such calendar quarter. Any bonus awarded will only be paid to those employees employed as of the last day of the quarter in order to receive the bonus for that quarter.

5.4
The Company may amend the terms and conditions, including the criteria, of the performance bonus from year to year. Participation in or payments under the scheme for any year will not confer on the Employee any right to participate in or to receive a payment under the scheme in a subsequent year. Any payment is subject to the Company being satisfied with the Employee's performance and conduct up to the date of payment.

5.5
The Employee is also eligible for stock options for 50,000 common shares of Travelzoo, the Delaware incorporated parent company of Travelzoo Japan K.K., which can be vested over 16 quarters, provided that Employee is currently employed as of the vesting date.

5.6
As required by law, health, social and welfare insurance and benefits shall be provided by the Company, and your contribution as employee shall be deducted from salary. The Employee shall be covered by the Company’s medical benefits scheme or medical insurance scheme in accordance with the Company’s prevailing medical benefits arrangements. The employee shall comply with the reasonable procedural requirements of the Company or the underwriter of the relevant insurance policy when submitting claims for the medical benefits or under the medical insurance.

5.7
The Company shall, in accordance with applicable Japanese laws and regulations, withhold the national income tax and the local income tax from your salary and remit it to the applicable authorities or agencies.

6.	SICK LEAVE

6.1	The Employee must inform the Company as soon as possible of their absence from work by reason of sickness or injury.

7.	ANNUAL LEAVE ENTITLEMENT

7.1
The Employee shall during the Term be entitled to paid annual leave of twenty (20) days paid annual leave per year of service as a full time employee. Employee shall also be allowed to take an additional up to ten (10) days of personal leave.

7.2
If you are unable to take the entire accrued annual paid vacation within the relevant year of employment, then the unused paid vacation up to a maximum of twenty days may be carried over to the immediately following year. No unused paid vacation may be carried over beyond the year immediately following the year in which the paid vacation accrued.

If possible, the Employee should take annual paid vacation at a time to be mutually agreed between you and the Company, taking into account the demands of the Company's business.

8.	CONFIDENTIALITY

8.1
The Employee shall not at any time during or after the Term use, divulge or communicate to or cause or enable any third party (other than any officer of employee of the Company whose province it is to know the same) to become aware of or use, take away, conceal, destroy or retain for their own or some other person’s advantage or to the detriment of the Company or the Group any of the Confidential Information.

8.2
The Employee acknowledges that all Documents containing or referring to Confidential Information at any time in their control or possession are and shall at all times remain the absolute property of the Company and/or Group Company and the Employee undertakes, both during the Appointment and after the Termination Date:

8.2.1	to exercise due care and diligence to avoid any unauthorised publication, disclosure or use of Confidential Information and any Documents containing or referring to it;

8.2.2
at the direction of the Company, to deliver up any Confidential Information (including all copies of all Documents whether or not lawfully made or obtained) or to delete Confidential Information from any re-usable medium; and

8.2.3	to do such things and sign such documents at the expense of the Company as shall be reasonably necessary to give effect to this Clause and/or to provide evidence that it has been complied with.

8.3	The restrictions in Clauses 8.1 and 8.2:

8.3.1
will not restrict the Employee from disclosing (but only to the proper recipient) any Confidential Information which the Employee is required to disclose by law or any order of the court or any relevant regulatory body, provided that where practicable the Employee shall have given prior written notice to the Company of the requirement and of the information to be disclosed and allow the Company an opportunity to comment on the requirement before making the disclosure; and

8.3.2	will not apply to Confidential Information which is or which comes into the public domain otherwise than as a result of an unauthorised disclosure by the Employee.

8.4
The Employee agrees that the restrictions set out in this Clause 8 are without prejudice to any other duties of confidentiality owed to the Company and the Group, whether express or implied and are to survive the termination of the Appointment.

9.	RESTRICTIONS DURING EMPLOYMENT

9.1	The Employee must, at all times during the Appointment comply with all terms and conditions of this Agreement.

9.2
The Employee shall not at any time during the Appointment, save with the prior written notification and written approval of the Company, be directly or indirectly engaged, concerned or interested in any other company (including any consultancy or advisory work) which carries on a business of a similar nature to the Business.

9.3
The Employee shall not during the Appointment (save in a purely social capacity or with the prior written consent of the Company) make any contact, whether formal or informal, written or oral, with any of the Company's past, current or prospective suppliers, customers or clients with whom the Employee has had business dealings (directly or indirectly) for any purpose (including but not limited to an intention to set up a competing business or to seek employment) other than for the legitimate business interests of the Company.

9.4	The Employee shall not during the Appointment either on their own behalf or on behalf of any person, firm or company:

9.4.1	solicit or endeavour to entice away from the Company an actual employee, or discourage from being employed by the Company any person who, to the knowledge of the Employee, is an employee or a prospective employee of the Company; or

9.4.2	employ or procure another person to employ any such person.

9.5	The restrictions set out in this Clause 9 are without prejudice to any other duties or obligations owed to the Company or any Group Company whether express or implied.

10.	TERMINATION

10.1
Without prejudice to any other rights or causes of action available, this Agreement can be terminated by the Company by providing Employee with thirty (30) days prior notice, or at the discretion of the Company, by making a payment of one (1) month Salary in lieu of notice. This Agreement can be terminated by the Employee by providing the Company with two (2) weeks prior notice.

Except where required by law, neither the Employee nor the Company needs to give or have reasons for terminating the employment or following procedure other than the provision of prior notice or a payment in lieu of notice as above. Nothing in any policy or statement issued by the Company or procedure adopted or made by the Company will limit or affect this right of termination.

10.2
Without prejudice to any other rights or causes of action available to the Company, this Agreement shall be subject to immediate termination by the Company by summary notice in writing without compensation if:

10.2.1	(a) the Employee’s Visa is revoked, suspended, terminated, expires or otherwise ceases to be valid for any reason whatsoever;

(a)	the Employee shall be guilty of any gross misconduct or wilful neglect of their duties hereunder;
(c)     the Employee shall commit any material breach or non-observance or, after having been given warning in writing, any repeated or continued breach (after receipt of prior notification of the previous breach(es) from the Company) or non-observance of any of their duties or any of their express or implied obligations arising from the Appointment or otherwise;
(d)     the Employee shall be guilty of conduct or shall permit or suffer events, which, in the opinion of the Company, is likely to bring the Company or any Group Company into disrepute;

(e)
the Employee shall commit any act of fraud or dishonesty (whether or not connected with the Appointment) or any act which, in the opinion of the Company, adversely affects their ability properly to carry out their duties;

(f)    the Employee shall become unable to pay their debts for the purposes of, shall claim the benefit of any Ordinance for the time being in force for the relief of insolvent debtors or proposed or shall make any arrangement or composition with their creditors;

(g)     the Employee is convicted of a criminal offence (other than an offence which in the opinion of the Company does not affect their position in the Company);
(h)     the Employee refuses to carry out any lawful order given to them in the course of their employment or persistently fails to diligently attend to their duties under this Agreement; or

(i)	the Employee shall become of mental disorder or unsound mind.

10.3	Upon termination of the Appointment however arising:

10.3.1
if applicable the Employee shall, without prejudice to any claim they may have arising out of the termination of this employment hereunder, forthwith at the request of the Company and without further claim for compensation resign from all offices held by them in any Group Company and from all other appointments or offices which they hold as nominee or representative of the Company or any Group Company and, if they fail so to do, the Company is irrevocably authorised by the Employee to appoint some person in their name and on their behalf to execute such documents and to do such other things as are reasonably necessary to give effect to such resignations; and

10.3.2
the Employee (or, if they shall be dead, of unsound mind or bankrupt, their personal representatives or such other persons as shall be appointed to administer their estate and affairs) shall deliver up to the Company in accordance with the directions of the Company, all keys, security passes, credit cards, the Documents and other property belonging to or relating to the businesses or affairs of the Company or any Group Company, including all copies of all Documents containing or referring to Confidential Information which may be in their possession or under their control (or that of their personal representatives or such other persons), and shall not retain copies, extracts or notes of any of the same.

10.4
The Employee shall have no claim against the Company in respect of the termination of the Appointment by reason of the liquidation of the Company for the purpose of amalgamation or reconstruction or as part of any arrangements for the amalgamation or demerger of the undertaking of the Company or any Group Company not involving liquidation, provided that the Employee shall have been offered employment with the amalgamated or reconstructed or de-merged company or companies on terms no less favourable to them than under this Agreement.

10.5
The Company, if it has reason to suspect that any one or more of the events set out in Clause 10.2 has or may have occurred, may, subject to any applicable law of Japan, suspend the Employee pending the making and completion of such investigation(s) as the Company thinks fit. Subject to any applicable law of Japan, while the suspension continues, the Company shall pay the Salary to the Employee and provide to them the other benefits set out in this Agreement. During the period of suspension the Company and relevant Group Companies shall not be obliged to provide work to the Employee and may require the Employee to comply with such conditions as the Company may reasonably specify in relation to attending at or remaining away from the places of business of the Company and/or the Group Companies. The Company may later terminate the Appointment, pursuant to the terms of this Agreement, on the grounds of the same or any other event.

10.6
Once notice to terminate the Employee's employment has been given by the Company or the Employee in accordance with Clause 10.1, or in the event that the Employee purports to terminate in breach of those obligations, the Company:

10.6.1
shall be under no obligation to vest in or assign to the Employee any powers or to provide any work for the Employee and the Employee shall have no right to perform any services for the Company or any Group Company;

10.6.2	may prohibit contact and/or dealings between the Employee and clients and/or suppliers and/or personnel of or investors in the Company or any Group Company; and

10.6.3
may exclude the Employee from any premises of the Company or any Group Company provided always that Salary and all other contractual benefits under this Agreement shall not cease to be payable or provided by reason only of the Company exercising its rights pursuant to Clause 10.6.

This Clause 10.6 shall not affect the general right of the Company to suspend in accordance with Clause 10.5 nor affect the rights and obligations of the parties hereto prior to the service of notice.

11.	RESTRICTIONS AFTER EMPLOYMENT

11.1
The Employee shall not, save with the prior written consent of the Company, during the Restricted Period, carry on or be concerned or engaged or interested directly or indirectly (whether as principal, shareholder, partner, employee, officer, agent or otherwise) in a business which competes with the Company at any time during the period of 12 months prior to the Termination Date, in which the Employee shall have been actively engaged or involved, in any country in which the Company has traded during the period of 12 months prior to the Termination Date.

11.2
The Employee shall not during the Restricted Period either on their own behalf or on behalf of any person, firm or company in relation to the business activities of the Company in which the Employee has been engaged or involved, directly or indirectly:

11.2.1
solicit, approach or offer goods or services to or entice away from the Company any person, firm or company who at the Termination Date (or at any time during 12 months prior to the Termination Date) was a client or customer of the Company and in each case with whom the Employee (or any other employee on their behalf or under their direct instruction) has been actively engaged or involved by virtue of their duties hereunder; or

11.2.2
deal with or accept custom from any person, firm or company who at the Termination Date (or at any time during 12 months prior to the Termination Date) was a client or customer of the Company and in each case with whom the Employee (or any other employee on their behalf or under their direct instruction) has been actively engaged or involved by virtue of their duties hereunder; or

11.2.3
solicit or approach or offer goods or services to or entice away from the Company any person, firm or company who at the Termination Date (or at any time during 12 months prior to the Termination Date) was a supplier, agent or distributor of the Company and in each case with whom the Employee (or any other employee on their behalf or under their direct instruction) has been actively engaged or involved by virtue of their duties hereunder; or

11.2.4
deal with or interfere with any person, firm or company who at the Termination Date (or at any time during 12 months prior to the Termination Date) was a supplier, agent or distributor of the Company and in each case with whom the Employee (or any other employee on their behalf or under their direct instruction) has been actively engaged or involved by virtue of their duties hereunder;

PROVIDED THAT nothing contained in these Sub-Clauses 11.2.1 to 11.2.4 shall prohibit the Employee from carrying out any activities which are not in competition with any part of the business of the Company with which the Employee was involved in 12 months prior to the Termination Date.

11.3
The Employee shall not during the Restricted Period either on their own behalf or on behalf of any person, firm or company in relation to the business activities of the Company in which the Employee has been engaged or involved, directly or indirectly, approach, solicit, endeavour to entice away, employ, offer employment to or procure the employment of any person who is or was a key employee belonging to the management grade or in a senior capacity with whom the Employee has had dealings within a period of 12 months prior to the Termination Date) whether or not such person would commit any breach of their contract of employment by reason of so leaving the service of the Company or otherwise.

11.4	The Employee shall not, at any time after the Termination Date, either on their own behalf or on behalf of any other person, firm or company directly or indirectly:

11.4.1	interfere or seek to interfere with the continuance, or any of the terms, of the supply of goods or services to the Company; or

11.4.2
represent themself as being in any way connected with or interested in the business of the Company (other than as a consultant or a member if such be the case) or use any name which is identical or similar to or likely to be confused with the name of the Company or any product or service produced or provided by the Company or which might suggest a connection with the Company.

11.5
The Employee (who acknowledges that, in the course of the Appointment, they are likely to have dealings with the clients, customers, suppliers and other contacts of the Company) agrees that each of the restrictions in Sub-Clauses 11.1, 11.2.1, 11.2.2, 11.2.3, 11.2.4, 11.3, 11.4.1 and 11.4.2 is separate and distinct, is to be construed separately from the other restrictions, and is reasonable as regards its duration, extent and application for the protection of the legitimate business interests of the Company. However, in the event that any such restriction shall be found to be void or unenforceable but would be valid or enforceable if some part or parts of it were deleted, the Employee agrees that such restriction shall apply with such deletions as may be necessary to make it valid and effective.

12.	NOTICES
Notices by either party hereto:

12.1	must be in writing addressed:

12.1.1	to the Company at its principal business office for the time being; and

12.1.2
to the Employee at their place of work or at the address set out in this Agreement or such other address as the Employee may from time to time have notified to the Company for the purpose of this Clause; and

12.2	will be effectively served:

12.2.1	on the day of receipt, where any hand-delivered letter or a facsimile transmission is received on a Working Day before or during normal working hours;

12.2.2	on the following Working Day, where any hand-delivered letter or facsimile transmission is received either on a Working Day after normal working hours or on any other day;

12.2.3	on the second Working Day following the day of posting from within of any letter sent by first class prepaid mail; or

12.2.4	on the fifth Working Day following the day of posting to an overseas address of any prepaid airmail letter.

13.	ENTIRE AGREEMENT

13.1	This Agreement embodies all the terms and provisions of and relating to the employment of the Employee by the Company.

13.2	The terms of this Agreement may only be varied in writing by the parties hereto or their duly authorised agents.

13.3	Matters not provided for herein shall be governed by the Work Rules (if any) and employment policies of the Company.

14.	PRIOR AGREEMENTS
This Agreement is in substitution for and shall supersede all former and existing agreements or arrangements made orally or in writing for the employment of the Employee by the Company or any Group Company, which shall be deemed to have been cancelled with effect from the date of this Agreement, and no party hereto shall have any claim in respect of any such superseded agreements or arrangements.

15.	PROPER LAW AND FORUM
This Agreement shall in all respects be interpreted and construed in accordance with and governed by law of Japan in which your employment is based. Any dispute with regard to this Employment Agreement shall be under the jurisdiction of the Tokyo District Court in the first instance.

16.	PROCESS AGENT
The Company irrevocably appoints to act as its agent to receive and acknowledge on its behalf any writ, summon, order, judgment or other notice of legal process in Japan. If such agent (or its successor) no longer serves as agent of the Company for this purpose, the Company shall promptly appoint a successor agent and notify the Employee. The Company agrees that any legal process shall be sufficiently served on it if delivered to its agent at the address mentioned herein or such other address as may have been notified by the agent to the Employee.

IN WITNESS whereof the parties hereto entered into this Agreement the day and year first written above.

SIGNED for and on behalf of        )

Travelzoo Japan K.K.	)

By	)

)

SIGNED, SEALED AND DELIVERED    )
By Sharry Sun                )